                            SCHEDULE 14A INFORMATION

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    /X/  Definitive Proxy Statement
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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            ANALYSTS INTERNATIONAL CORPORATION
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


                                    [LOGO]

                      1999 Annual Meeting of Shareholders


                           Notice of Annual Meeting
                                     and
                               Proxy Statement

                               TABLE OF CONTENTS

SECTION                                                                                                         PAGE
-----------------------------------------------------------------------------------------------------------     -----
Notice of Annual Meeting...................................................................................           1
Election of Directors......................................................................................           2
    Nominees...............................................................................................           2
    Board Committees.......................................................................................           3
    Ownership of Company Common Stock by Management........................................................           5

Appointment of Auditors....................................................................................           6

Approval of the 1999 Stock Option Plan.....................................................................           7
    Description of the Plan................................................................................           7
    Certain United States Federal Income Tax Consequences..................................................           8

Executive Compensation.....................................................................................          11
    Compensation Committee Report..........................................................................          11
    Summary Compensation Table.............................................................................          13
    Options................................................................................................          14
    Stock Performance Graph................................................................................          16

Other Information..........................................................................................          17
    Other Business.........................................................................................          17
    Voting at the Meeting..................................................................................          17
    Principal Shareholders.................................................................................          18
    Solicitation of Proxies................................................................................          18
    2000 Shareholder Proposals.............................................................................          19

Exhibit A--1999 Stock Option Plan..........................................................................         A-1

Our 1999 Annual Report is enclosed.

Your vote is important. You can vote in person at the meeting. If you are unable to attend, you can vote by internet, telephone or proxy card. See "Voting at the Meeting" on page 17 for details.

                                     [LOGO]

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 ------------------------------------------------------------------------------

Time....................  3:00 p.m. on Wednesday, October 27, 1999

Place...................  Edina Country Club
                          5100 Wooddale Avenue
                          Edina, Minnesota 55424

Items of Business.......  1.  To elect six members to the Board of Directors.

                          2.  To ratify the appointment of Deloitte & Touche LLP as
                              independent auditors to examine the Company's accounts for the year ending June 30, 2000.

                          3.  To approve the Company's 1999 Stock Option Plan.

                          4.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Record Date.............  You can vote if you were a shareholder of record on August 30,
                          1999.

Thomas R. Mahler
Secretary
September 13, 1999
(approximate date of mailing)

                              PROPOSAL NUMBER ONE
                  ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

The Board proposes the election of the following persons as directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend.

--------------------------------------------------------------------------------

                  VICTOR C. BENDA, 68
    [PHOTO] Mr. Benda is President and Chief Operating Officer of the Company. He has been a director since 1970.

--------------------------------------------------------------------------------

                  WILLIS K. DRAKE, 76
    [PHOTO] Mr. Drake is retired Chairman of the Board of Data Card Corporation, a manufacturer of embossing and encoding equipment. Mr. Drake is also a director of Digi International, Telident, Inc., and Unimax Systems Corporation. He became an Analysts International director in 1982. Mr. Drake is a member of the Audit Committee and Compensation Committee.

--------------------------------------------------------------------------------

                  FREDERICK W. LANG, 74
    [PHOTO] Mr. Lang is the Company's Chairman and Chief Executive Officer. He has been a director since 1966.

--------------------------------------------------------------------------------

                  MARGARET A. LOFTUS, 55
    [PHOTO] Ms. Loftus is a Principal in Loftus Brown-Wescott, Inc., a business consulting company, and also served as Vice President--Software for Cray Research, Inc. She is a director of Datalink Corporation and is Board Chair of Unimax Systems Corporation. Ms. Loftus has been an Analysts International director since 1993. She is a member of the Audit Committee.

--------------------------------------------------------------------------------

                  EDWARD M. MAHONEY, 69
    [PHOTO] Mr. Mahoney is the retired Chairman and Chief Executive Officer of Fortis Advisers, Inc., an investment advisor, and Fortis Investors, Inc., a broker-dealer. He is a director of the eleven Fortis mutual fund companies. Mr. Mahoney has been an Analysts International director since 1980. He is chairman of the Compensation Committee and the Audit Committee.

--------------------------------------------------------------------------------

                  ROBB L. PRINCE, 58
    [PHOTO] Mr. Prince is a financial consultant and former Vice President and Treasurer of Jostens Inc., a school products and recognition company. He is also a director of the eleven mutual fund companies managed by Fortis Advisers, Inc. Mr. Prince became an Analysts International director in 1994. He is a member of the Compensation Committee.

--------------------------------------------------------------------------------

BOARD COMMITTEES AND COMPENSATION
The two standing committees of the Board of Directors are the Audit Committee and the Compensation Committee.
The Audit Committee, which is made up entirely of non-employee Directors, held two meetings during the fiscal year and consulted with one another on Committee matters between meetings. The Committee's purpose is to oversee the Company's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities. Its responsibilities include selecting the Company's independent certified public accountants; reviewing and approving the scope of the annual audit as proposed by the independent certified public accountants; reviewing the results of the annual audit; and considering recommendations of the independent certified public accountants regarding the Company's system of internal accounting controls and financial reporting. The Company's independent certified public accountants always have direct access to Audit Committee members.
The Compensation Committee, which also is made up entirely of non-employee Directors, held two meetings during the fiscal year, took action on stock option grants at five regular board meetings, took action without meeting on one occasion and consulted with one another on Committee matters during the year. The Committee's purpose is to monitor management compensation for consistency with corporate objectives and shareholders' interests. It approves the annual salaries and incentive plans for executive officers; monitors and administers retirement plans for executive officers; grants options under the Company's employee stock option plans; and oversees and monitors compensation plans for other key management positions.
The Board of Directors does not have a nominating committee.
During the fiscal year, there were six regular meetings of the Board of Directors; combined attendance of incumbent directors at meetings of the Board of Directors and of standing committees exceeded 98%.

Directors who are not officers or employees of the Company each received a quarterly fee of $4,000, fees of $800 for each Board of Directors meeting and $600 for each committee meeting attended, and an option grant for 6,000 shares of common stock of the Company at an exercise price of $18.625 per share on January 4, 1999 pursuant to the 1996 Stock Option Plan for Non-Employee Directors. Under the Stock Option Plan, each outside director receives an annual grant of options to purchase 6,000 shares of Analysts International common stock. The exercise price of the options is the fair market value of Analysts International common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of an outside director, all options granted to such director shall become immediately exercisable.

OWNERSHIP OF COMPANY COMMON STOCK BY MANAGEMENT

The following table shows shares of Company common stock beneficially owned by the Company's directors and executive officers as of August 30, 1999:

                                                                                 ACQUIRABLE
                                                                                 WITHIN
                                                       COMMON SHARES               60         TOTAL
          NAME                                            OWNED(1)               DAYS(2)    OWNERSHIP
           Victor C. Benda(3)                                  1,132,618         20,882       1,153,500
           Willis K. Drake                                        46,599         4,500           51,099
           Frederick W. Lang                                     461,533         104,633        560,166
           Margaret A. Loftus                                      3,550         4,500            8,050
           Thomas R. Mahler                                       90,352         15,650         106,002
           Edward M. Mahoney                                      21,129         4,500           25,629
           Gerald M. McGrath                                     175,402         14,961         190,363
           Robb Prince                                             5,475         4,500            9,975
           Sarah P. Spiess                                        86,577         61,750         148,327
           All Directors and Executive Officers                2,023,235         235,696      2,259,111(4)

(1) Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above.

(2) Shares that can be purchased under an Analysts International stock option plan.

(3) Mr. Benda has shared voting power and shared investment power of over 313,425 shares included in the amount shown as beneficially owned by him.

(4) Total ownership by management is 10.01% of the outstanding shares. Mr. Benda owns 5.11% of the total outstanding shares, and Mr. Lang owns 2.48% of the total shares. No other executive officer or director owns more than 1% of the total outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES.

                              PROPOSAL NUMBER TWO
                            APPOINTMENT OF AUDITORS

Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Deloitte & Touche LLP to examine the accounts of the Company for the year ending June 30, 2000. Management believes that neither Deloitte & Touche LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Company. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                             PROPOSAL NUMBER THREE
                     APPROVAL OF THE 1999 STOCK OPTION PLAN

The Board of Directors has adopted the Analysts International 1999 Stock Option Plan (the "Plan") and together with the Company's management is asking for your support of this proposal. Competition for key employees is very intense, and to secure top talent the Company needs competitive compensation programs including stock options. The Plan also supports the Company's base compensation strategies: pay for performance and align the interests of employees and shareholders.

Key features of the Plan are as follows:

1. Persons eligible for Option Grants-- Key employees of the Company and its subsidiaries. Approximately 100 employees would be eligible for option grants under the current definition of "key employee."

2.  Option Price--100% of fair market value on date of grant.

3. Number of Shares--1,000,000 shares of Company common stock ("Common Stock"), which is less than 5% of the number of outstanding shares.

4. Administration--The Compensation Committee administers the Plan. It may interpret and amend the Plan, except that it cannot change with the number of shares authorized for option grants or reduce the option price below fair market value. Committee members are outside directors and are not Company employees.

5.  Term of the Plan--The Plan expires ten years after shareholder approval.

6. Payment of Option Price and Income Taxes--when exercising an option, the optionee must pay the option price in full at the time of exercise. If the option is not an "incentive stock option," then the optionee must also pay federal and state income taxes at the time of exercise. With the Committee's prior approval, the optionees may use already-owned shares of Company stock to pay the purchase price and/or the income taxes.

7. Limit on Grants--The Committee determines the size of each stock option grant. Theoretically, the Committee could grant all 1,000,000 shares in one option to a single optionee. The Committee does not plan on making such a grant, however.

8. Reload Option--An optionee who pays the option price and/or the income taxes with already-owned stock will receive a "reload option" for the number of shares tendered for payment at the fair market value of the stock on the date of tender.

9. Conditions of Individual Option Grants--The Committee can determine who receives options and the terms of each option grant, except that no option may be exercised either during the first year or more than ten years following the grant. Options expire on termination of employment with two exceptions: (i) the Committee can extend the exercise date for up to three months after termination, and (ii) the option can be exercised within 12 months following the optionee's death or disability retirement. Options are not transferable during the optionee's lifetime.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the principal United States Federal income tax consequences of transactions under the Plan, based on current United States Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

    NON-QUALIFIED OPTIONS. No taxable income is realized by an optionee upon the grant of an option (including a reload option). Upon the exercise of an option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock exercised over the aggregate option exercise price (the "Spread"). Income and payroll taxes are required to be withheld by the optionee's employer on the amount of ordinary income resulting to the optionee from the exercise of an option. The Spread is generally deductible by the optionee's employer for Federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to certain executives pursuant to Section 162(m) of the Internal Revenue Code (See "Certain Limitations on Deductibility of Executive Compensation"). The optionee's tax basis in shares of Common Stock acquired by exercise of an option will be equal to the exercise price plus the amount taxable as ordinary income to the optionee.

Upon a sale of the shares of Common Stock received by the optionee upon exercise of the option, any gain or loss will generally be treated for Federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of such stock. The optionee's holding period for shares acquired pursuant to the exercise of an option begins on the date of exercise of such option. With respect to individuals, the adjusted net capital gain is subject to current statutory maximum tax rates of twenty-percent (20%) or ten percent (10%) for taxpayers in the fifteen percent (15%) tax bracket. After the year 2000, lower capital gains rates may apply.

If the optionee pays the exercise price in full or in part with shares of previously acquired Common Stock, such exercise will not affect the tax treatment described above. With respect to such exercise, no gain or loss generally will be recognized to the optionee upon the surrender of the previously acquired shares to the Company. The shares received upon exercise which are equal in number to the previously acquired shares tendered will have the same tax basis as the previously acquired shares surrendered to the Company, and will have a holding period for determining capital gain or loss that includes the holding taxable to the optionee as compensation. The remaining shares will have a tax basis equal to the fair market value recognized by the optionee as compensation income and the holding period will commence on the exercise date. Shares tendered to pay applicable income and payroll taxes arising from such exercise will generate taxable income or loss equal to the difference between the tax basis of such shares and the amount of income and payroll taxes satisfied with such shares. Such income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares surrendered. Where the shares tendered to pay applicable income and payroll taxes arising from such exercise generate a loss equal to the difference between the tax basis of such shares and the amount of income and payroll taxes satisfied with such shares, such loss may not be currently recognizable if, within a period beginning thirty (30) days before the exercise date and ending thirty (30) days after that date, the optionee acquires or enters into a contract or option, including a reload option to acquire additional Common Stock.

    INCENTIVE STOCK OPTIONS ("ISO"). No taxable income is realized by an optionee upon the grant or exercise of an ISO. If shares of Common Stock are issued to an optionee pursuant to the exercise of an ISO granted under the Plan and if no disqualifying disposition of such shares is made by such optionee within two (2) years after the date of grant or within one (1) year after the receipt of such shares by such optionee, then (a) there is generally no tax liability at the time of exercise and (b) no deduction will be allowed to the Company. Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, such disposition would be a "disqualifying disposition," and generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price thereof, and (b) the Company will be entitled to deduct such amount. Any other gain realized by the optionee on such disposition will be taxed as short-term or long-term capital gain, and will not result in any deduction to the Company. If an optionee pays the exercise price in full or in part with previously acquired shares to the Company, the shares issued in replacement of the shares tendered to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. An optionee, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the ISO statutory holding period requirements. Additional shares of Common Stock will have a basis of zero and a holding period that commences on the date the Common Stock is issued to the optionee upon exercise of the ISO. If such an exercise is effected using shares of Common Stock previously acquired through the exercise of an ISO, the exchange of the previously acquired shares may be a disqualifying disposition of such Common Stock if the holding periods discussed above have not been met.

If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified option. Subject to certain exceptions for disability or death, an ISO generally will not be eligible for the Federal income tax treatment described above if it is exercised more than three (3) months following a termination of employment.

    CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION. With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deduction to either the Company as applicable, for compensation paid to the Company's five executive officers in excess of $1 million dollars per executive per taxable year. However, compensation paid to these executive officers will not be subject to such deduction limit if it is considered "qualified performance-based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code). Compensation to be paid to these executive officers under this Plan is intended to be qualified performance-based compensation.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee, consisting of three non-employee directors, meets formally and consults informally during the year. A more complete description of the functions of the Compensation Committee is set forth above under the caption "Board Committees and Compensation."

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for performance. The objectives of the Company's executive compensation program are to:

/ / Provide compensation that enables the Company to attract and retain key executives.

/ /   Reward the achievement of desired Company performance goals.

/ / Align the interest of the Company's executives to shareholder return through long-term opportunities for stock ownership.

The executive compensation program provides an overall level of compensation opportunity that the Compensation Committee believes, in its judgment and experience, is competitive with other companies of comparable size and complexity. Actual compensation levels may be greater or less than compensation levels at other companies based upon annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to establish executive compensation at levels in its judgment warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee from time to time utilizes industry compensation data provided by Watson Wyatt Worldwide, a nationally recognized compensation-consulting firm.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual cash bonus incentives and long-term incentives in the form of stock options. The particular elements of the compensation program are discussed more fully below.

BASE SALARY. Base pay levels of executives are determined by the potential impact of the individual on the Company and its performance, the skills and experiences required by the position, salaries paid by other companies for comparable positions, and personal and corporate development goals and the overall performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based on its own judgment and experience, are competitive with other companies of comparable size and complexity. Executive salary increases have been less than 5% per year over the past three years.

ANNUAL CASH BONUS INCENTIVES. The Compensation Committee emphasizes annual cash bonus incentives as a means of rewarding executives for significant Company and individual performance. Prior to the beginning of each fiscal year, the Compensation Committee establishes objective performance criteria for incentive compensation for each executive officer, taking into account business conditions and profit projections for the coming year. Incentive compensation for each executive officer is based on attainment of the performance criteria so established. Performance criteria for each of the past three fiscal years for Mr. Lang, CEO of the Company, Mr. Benda, Ms. Spiess, Mr. Mahler and Mr. McGrath have been based on the Company's attainment of specified pre-tax profit objectives.

The Compensation Committee believes that this incentive arrangement creates a direct relationship between the most important measure of Company performance-profit-and executive compensation.

LONG-TERM INCENTIVES. Long-term incentives are provided in the form of stock options. The Committee and the Board of Directors believe the management's ownership of a significant equity interest in the Company is a major incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Stock options, therefore, are granted at the market value of the common shares on date of grant and typically vest in installments of 25% per year beginning one year after grant. The value received by the executive from an option granted depend completely on increases in the market price of the Company's common shares over the option exercise price. Consequently, the value of the compensation is aligned directly with increases in shareholder value. Grants of stock options are made by the Compensation Committee based upon the executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals.

TAX DEDUCTIBILITY CONSIDERATIONS. Effective January 1, 1994, deductibility of compensation paid to the Company's five executive officers is limited to $1 million per executive, except for certain "performance-based" compensation, which is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee has been advised that compensation attributable to stock options granted under plans approved by shareholders will qualify as performance-based compensation. For 2000, compensation in the form of salary and cash bonus incentives will not exceed the limit and therefore will be fully deductible, and the Committee does not anticipate that compensation in these forms for any individual executive officer will exceed the deductibility limit in the foreseeable future. The Committee will take appropriate action to preserve the deductibility of executive compensation at such future time as it deems necessary.

E.M. Mahoney, Chair
W.K. Drake
R.L. Prince
MEMBERS OF THE COMPENSATION COMMITTEE

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other four executive officers of the Company.

       ANNUAL COMPENSATION

NAME
AND                               LONG-TERM
PRINCIPAL                        COMPENSATION      ALL OTHER
POSITION YEAR  SALARY  BONUS(1)   OPTIONS(#)    COMPENSATION(2)
    1999  $362,000   $ 189,777      -0-             $6,542
F.W.
Lang
    1998  $348,000   $ 348,000      -0-             $6,542
Chairman
& Chief
    1997  $334,700   $ 267,760      27,875          $2,005
Executive
Officer

    1999  $318,900   $ 167,135      -0-             $6,300
V.C.
Benda
    1998  $306,300   $ 306,300      -0-             $6,300
President
and Chief
    1997  $294,500   $ 235,600      -0-             $1,153
Operating
Officer

    1999  $248,800   $ 100,241      -0-             $2,250
S.P.
Spiess
    1998  $239,200   $ 239,200      -0-             $2,250
Executive
Vice
President
    1997  $209,167   $ 105,545      45,000         -$0-

    1999  $188,800   $  49,467       5,000          $1,440
T.R.
Mahler
    1998  $181,500   $ 108,900       4,120          $1,440
Secretary
and
General
Counsel
    1997  $174,500   $  69,820      10,016          $  302

    1999  $188,800   $  49,467       5,000          $2,250
G.M.
McGrath
    1998  $181,500   $ 108,900       3,446          $2,250
Vice
President--Finance
and
    1997  $174,500   $  69,820       7,824          $  493
Treasurer

----------------
(1) Represents amounts paid with respect to the fiscal years shown under the incentive compensation plans described herein.

(2) Represents life insurance premiums paid for each executive.

OPTIONS

The following tables show certain information regarding stock options granted during fiscal 1999 to the Company's five executive officers, the number of options exercised by them during the fiscal year and the number and value of options unexercised at fiscal year end.

                  AGGREGATED OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                               REALIZABLE
                                                                                                VALUE(2)
                                                         % OF
                                                         TOTAL
                                          NUMBER OF     OPTIONS
                                           OPTIONS      GRANTED
                                          GRANTED(1)   IN FISCAL    EXERCISE     EXPIRATION  5%      10%
                  NAME                       (#)         YEAR         PRICE         DATE     ($)     ($)
 F.W. Lang                                  -0-          --           --             --      --       --
 V.C. Benda                                 -0-          --           --             --      --       --
 S.P. Spiess                                10,000       4.38%      $  22.94      8/05/08    144,248    365,560
 T.R. Mahler                                 5,000       2.19%      $  22.94      8/05/08    72,122    182,780
 G.M. McGrath                                5,000       2.19%      $  22.94      8/05/08    72,122    182,780

(1) All options were granted at an exercise price equal to the fair market value on the date of grant. The grants provide that the options are not exercisable during the first year after the grant, and thereafter become exercisable at the rate of 25% per year for each of the next four years.

(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates required by rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                                                                            VALUE OF UNEXERCISED
                                                                               UNEXERCISED SHARES           IN-THE-MONEY SHARES
                                           SHARES
                                          ACQUIRED
                 NAME                    ON EXERCISE    VALUE REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
 Lang, F.W.                                 -0-           $      0.00        104,633           34,170    $319,681.32   $ 27,010.44
 Benda, V.C.                                16,618        $210,668.06         20,882           15,000    $ 37,274.37   $ 26,775.00
 Spiess, S.P.                                6,750        $ 60,446.25         52,000           52,000    $116,508.75   $ 21,420.00
 Mahler, T.R.                                9,000        $ 99,912.00         13,519           21,587    $ 40,198.01   $ 33,453.63
 McGrath, G.M.                               9,334        $ 94,808.68         13,711           21,964    $ 43,147.31   $ 32,872.51
                                         -----------   -----------------   -----------   -------------   -----------  -------------
 GRAND TOTAL:                               41,702        $465,834.99        211,995          144,721    $556,809.76   $141,531.58

EMPLOYMENT CONTRACTS. Agreements with the Company's executive officers provide that, following a change in control, the Company will (i) continue their employment for 36 months without reduction in compensation or benefits and (ii) provide them with a severance payment should the Company terminate their employment during those periods. The amount of the severance payment would be
2.99 times annualized compensation. Other agreements provide that they are entitled to receive incentive compensation under their incentive compensation plans described above for the balance of the fiscal year in the event of a change in control.
SENIOR EXECUTIVE RETIREMENT PLAN. The Company's executive officers are eligible for retirement benefits under this plan, which provides for an annual payment equal to 60% of average cash compensation of Messrs. Lang and Benda (subject to a cap of $300,000 per year), 45% for Ms. Spiess and 30% for Messrs. Mahler and McGrath for the highest five years of the last ten years of employment. The benefit is payable for fifteen years in the case of retirement after age 65. Estimated annual benefits payable to Mr. Lang, Mr. Benda, Ms. Spiess, Mr. Mahler and Mr. McGrath under this plan following retirement at or after age 65 are $300,000, $300,000, $160,484, $72,690, and $72,690, respectively. A trust agreement has been entered into with Norwest Bank Minnesota, N.A., as trustee, under which the trustee is to hold the assets required to fund this plan and make the required distributions.

STOCK PERFORMANCE GRAPH

The following graph compares the Company's five-year cumulative total return to the NASDAQ Index and a peer group index selected by the Company over a five-year period beginning July 1, 1994 and ending July 30, 1999. The total shareholder return assumes $100 invested at the beginning of the period in AiC Common Stock and in each of the foregoing indices. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                                                                                          1994       1995       1996
ANALYSTS INTERN                                                                                        $100.00    $161.70    $266.14
S&P 500                                                                                                $100.00    $126.07    $158.85
NASDAQ US                                                                                              $100.00    $133.68    $171.37
PEER GROUP                                                                                             $100.00    $168.07    $320.08
*TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

                              COMPARISON OF CUMULATIVE TOTAL RETURNS*
                                                                                                          1997       1998       1999
ANALYSTS INTERN                                                                                        $430.70    $552.87    $286.93
S&P 500                                                                                                $213.97    $270.50    $341.00
NASDAQ US                                                                                              $208.43    $274.43    $392.52
PEER GROUP                                                                                             $532.91    $875.85    $381.77
*TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

ASSUMES INITIAL INVESTMENT OF $100

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

The peer group index reflects the stock performance of the following publicly traded companies in the Company's industry: Alternative Resources Corporation, Ciber Inc., Computer Horizons, Computer Task Group, and Keane Inc.

                               OTHER INFORMATION

OTHER BUSINESS

The three proposals which have been properly submitted for action by shareholders at the annual meeting are as listed in the Notice of Annual Meeting of Shareholders. Management is not aware of any other items of business which will be presented for shareholder action at the annual meeting. Should any other matters properly come before the meeting for action by shareholders, the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

VOTING AT THE MEETING

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the shareholders through their proxies, Internet voting or telephone voting. As of the record date, there were 22,557,691 shares of common stock outstanding and entitled to be voted. Each share is entitled to one vote. Cumulative voting is not permitted.

Proxy cards that are signed by shareholders but lack any such specification will be voted in favor of the proposals as set forth herein. A shareholder giving a proxy may revoke it at any time before it is exercised by (a) delivering to the Secretary of the Company, at or prior to the meeting, a later dated duly executed proxy relating to the same shares, or (b) delivering to the Secretary of the Company, at or prior to the meeting, a written notice of revocation bearing a later date than the proxy. Any written notice or proxy revoking a proxy should be sent to Analysts International Corporation, 3601 West 76(th) Street, Minneapolis, Minnesota 55435, Attention: Thomas R. Mahler, Secretary.

Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These new Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures as set forth on the enclosed proxy card. The proxy card covers the number of shares to be voted, including any shares held for those who own shares of Company Common Stock through the Analysts International Savings and Investment Plan.

The enclosed proxy card also serves as a voting instruction to the Trustee of the Savings and Investment Plan for Company shares held in the Plan as of the record date, provided that instructions are furnished over the Internet or by telephone by October 21, 1999, or that the card is signed, returned, and received by October 21, 1999. If instructions are not received over the Internet or by telephone by October 21, 1999, or if the signed proxy card is not returned and received by such date, the shares in the Plan will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

Directors will be elected by a favorable vote of a plurality of the common shares cast with respect to the election of directors. The affirmative vote of a majority of the common shares represented in person or by proxy at the meeting is required for the ratification of the appointment of auditors and for the approval of the 1999 Stock Option Plan.
All shares voted by proxy, including abstentions, will be counted in determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not affect the three proposals to be acted upon at the meeting.

PRINCIPAL SHAREHOLDERS
The table below sets forth certain information as to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company's common stock:

                                                                                 PERCENT
                                                      NUMBER OF SHARES             OF
          NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED          CLASS
           T. Rowe Price Associates, Inc.            1,894,000(1)                 8.39%
           100 East Pratt Street
           Baltimore, MD 21202

           V.C. Benda                                1,153,500(2)                 5.11%
           3601 W. 76(th) Street
           Minneapolis, MN 55435

(1) As reported in its Schedule 13G dated February 12, 1999, T. Rowe Price Associates has sole voting power over 324,000 shares and has shared dispositive power over 1,894,000 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2) See "Ownership of Company Common Stock by Management" for further information.

SOLICITATION OF PROXIES
Expenses in connection with the solicitation of proxies will be paid by the Company. Solicitation will be conducted primarily by mail, and, in addition, directors, officers and employees of the Company may solicit proxies personally, by telephone or by mail at no additional compensation to them. The Company will reimburse brokerage houses and other custodians for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock. The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist with solicitation of proxies from brokerage houses and other custodians who are record holders of shares owned beneficially by others, the estimated cost of which is $4,500 plus out-of-pocket expenses.

2000 SHAREHOLDER PROPOSALS
Proposals of shareholders intended to be presented at the annual meeting in 2000 must be submitted to the Company in appropriate written form on or before May 13, 2000 for inclusion in the proxy statement and proxy card for that meeting. Proxies solicited by Management for the Company's 2000 Annual Meeting will be voted at the Company's discretion on matters which properly come before the 2000 Annual Meeting but with respect to which the Company did not have notice on or before July 26, 2000.

By Order of the Board of Directors

       [LOGO]

Thomas R. Mahler
SECRETARY

                       ANALYSTS INTERNATIONAL CORPORATION
                             1999 STOCK OPTION PLAN

1.  ESTABLISHMENT AND PURPOSE OF THE PLAN.

Analysts International Corporation (the "Company") hereby establishes the Analysts International Corporation 1999 Stock Option Plan (the "Plan") upon the terms and conditions hereinafter stated. The purpose of the Plan is to attract and retain in the employ of the Company and its subsidiaries key employees of ability and experience by providing such employees, upon whose efforts the successful conduct of the business of the Company largely depends, an additional incentive for outstanding performance to the end of furthering the growth and profitability of the Company. The Plan is effective upon its approval by the Company's shareholders.

2.  ADMINISTRATION OF THE PLAN.

The Plan shall be administered and interpreted by the Compensation Committee of the Board of Directors consisting of not less than three persons appointed by the Board of Directors of the Company from among its members. A person may serve on the Committee only if he or she (i) satisfies the definition of a "disinterested person" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall determine the fair market value of AiC Common Stock for purposes of the Plan and may in its discretion accelerate the holding period or installments to which an option is otherwise subject. The Committee may, subject to the provisions of the Plan, from time to time establish such rules and regulations as it deems appropriate for the proper administration of the Plan. The Committee's decisions shall be final, conclusive, and binding with respect to the interpretation and administration of the Plan and any Grant made under it.

The Committee may make such changes in, additions to, and amendments to the Plan as it may deem proper and in the best interests of the Company, provided, however, that no such action shall affect or impair any options theretofore granted under the Plan, and provided further that, except in connection with adjustments made pursuant to paragraph 9 hereof, (1) the total number of shares which may be purchased under the Plan shall not be increased and (2) the minimum purchase price shall not be changed.

3.  GRANTS.

Incentives under the Plan shall consist of incentive stock options under Section 422 of the Internal Revenue Code and nonqualified stock options (collectively, "Grants") to purchase shares of the Company's common stock par value $.10, (the "Common Shares"). All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. The Committee shall approve the form and provisions of each Grant. Grants under a particular section of the Plan need not be uniform and Grants of different types may be combined in one instrument.

4.  ELIGIBILITY.

All officers and other key employees of the Company and its subsidiaries shall be eligible for Grants, except that a grant of an incentive stock option shall not be made to an employee if at the time the option is granted such employee owns shares of the Company's common stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary of the Company. In determining to whom options shall be granted and the number of shares to be covered by each option, the Committee shall be guided by the underlying purposes of the Plan and shall give consideration to such factors as the employee's responsibilities and his/her present and potential contribution to the Company.

5.  RESERVATION OF SHARES.

The number of Common Shares that may be issued under the Plan is 1,000,000. Common Shares covered by options that expire or are forfeited, terminated, canceled, settled in cash or exchanged for other awards shall be available for future option grants under the Plan. Common Shares tendered to or withheld by the Company in connection with the exercise of options, or the payment of tax withholding on exercises of options, shall also be available for future option grants under the Plan.

6.  TERMS AND CONDITIONS OF GRANTS.

Each Grant shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the employee to whom such option is granted and shall contain, or be subject to, the following terms and conditions:

        a. The price at which Common Shares may be purchased upon exercise of an option granted under the Plan shall be determined by the Committee but in no event be less than the fair market value of such shares on the date the option is granted. For the purposes of the Plan, "fair market value" will be defined as the closing price of the Common Shares as reported on the NASDAQ National Market System at the end of a particular business day during which the option was granted. In the Committee's discretion, the date of a Grant may be established as the date on which Committee action approving the option is taken or any later date specified by the Committee.

        b. The term of the option shall be determined by the Committee at the time of grant, subject to a maximum term of ten years. No option may be exercised within one (1) year from date of grant thereof.

        c. The option can be exercised only if the optionee has been continuously employed by the Company or its subsidiary since the date of its grant. Absence on leave approved by the Company shall not be considered an interruption of employment. If an optionee shall cease to be employed by the Company or by a subsidiary of the Company because he voluntarily leaves the Company or is terminated by the Company (for whatever reason), the Committee may in its sole discretion allow exercise of the terminating optionee's option within a period of three months from such termination to the extent the optionee was entitled to exercise the option at the date of his or her termination. In the event of the optionee's disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code) or death while in the employ of the Company or its subsidiary, the option shall be exercisable within 12 months of the date of the optionee's disability or death and shall be exercisable only to the extent that the optionee was entitled to exercise the option at the date of his or her disability or death.

        d. Each option granted hereunder may be subject to exercise in such installments as may be set by the Committee.

        e. To exercise an option granted hereunder, the optionee shall make payment to the Company in cash or with a check to the Company's order for the full amount of the exercise price of such option. With the Committee's consent, in lieu of cash or check, all or part of the purchase price may be paid by surrender to the Company of previously acquired Common Shares of the Company, based on the fair market value thereof on the date of exercise, to be determined in the same manner as the fair market value of the option shares is determined hereunder. The Company will not issue or transfer Common Shares upon option exercise until the option price and any required withholding taxes are fully paid.

        f. The option will be valid only if granted within 10 years after the effective date of the Plan.

        g. Exercise of any options granted hereunder shall be subject to compliance with all state and federal laws relating to the offer and sale of securities. In the event Common Shares subject to such options are not covered by a registration statement, such options may be exercised only upon the optionee making certain representations in writing to the Company that at the time of such exercise the optionee intends to acquire such shares for investment and not for distribution or resale and certain other representations relating to the optionee's intent as in the opinion of counsel to the Company may be necessary.

        h. No individual may receive grants for more than the total number of shares available under the Plan.

        i. No optionee or person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the deceased, as the case may be, will be deemed to be a holder of any shares subject to an option unless and until certificates for such shares are issued to him or her or such person. The option shall be nontransferable except by will or by the laws of descent and distribution or by reason of the death of the decedent, and the option shall be exercisable during the lifetime of the optionee only by the optionee.

    7. The Company shall issue to an optionee who, with the Company's consent, tenders previously acquired Common Shares in lieu of cash upon exercise of an option issued under this Plan or any prior option plan, a new option (a "reload option") to purchase the same number of shares as are so tendered. The Company shall issue to an optionee a new option under this Plan (a "tax withholding option") equal to the number of shares withheld by the Company to satisfy tax obligations resulting from the exercise of an option granted under this

Plan or any prior option plan. Reload options and tax withholding options are subject to the following conditions:

        (1) a reload option shall be canceled if the optionee sells or otherwise transfers for value within 12 months of option exercise any or all of the Common Shares so acquired by tendering previously acquired Common Shares in lieu of cash and with respect to which the new option was issued; and

        (2) a tax withholding option shall be canceled if the optionee sells or otherwise transfers for value within 12 months of option exercise any or all of the Common Shares so acquired in the transaction with respect to which the tax withholding option was issued.

8.  DILUTION AND OTHER ADJUSTMENTS.

The 1,000,000 Common Shares reserved hereunder and the number of shares subject to, and the exercise price of, any options granted and outstanding hereunder shall be adjusted by the Committee as it deems appropriate to take into account any future stock dividends, stock splits, stock exchanges, mergers, consolidations or other capital changes.

9.  TERMINATION AND AMENDMENT.

The Board of Directors shall have the power to terminate the Plan at any time and from time to time to make such changes in and additions to the Plan as it may deem proper and in the best interests of the Company, subject to shareholder approval to the extent necessary for the continued applicability of Rule 16b-3 under the Securities Exchange Act of 1934. Provided, however, that no such action shall affect or impair any option theretofore granted under the Plan, no option may be granted at an exercise price less than fair market value and the total number of Common Shares which may be purchased under the Plan shall not be increased.

10.  GENERAL PROVISIONS.

        a. Nothing contained in the Plan, or in any award granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a subsidiary or interfere in any way with the right of the Company or a subsidiary to terminate the employment of any employee at any time with or without assigning any reason therefor.

        b. For the purpose of this Plan, transfer of employment from the Company to a subsidiary, from a subsidiary to the Company, or from one subsidiary to another subsidiary shall not be deemed termination of employment.

        c. Appropriate provisions may be made for withholding of all taxes required to be withheld as a consequence of the grant of an option, the exercise thereof and the transfer of shares to the Company in payment for shares acquired on exercise under the applicable laws or other regulations of any governmental authority, whether federal, state or local and whether domestic or foreign.

        d. If any day on or before which action under the Plan must be taken falls on a Saturday, Sunday or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday.

        e. Without amending the Plan, awards may be granted to employees who are foreign nationals or employees outside the United States or both on such terms and conditions different from those specified in the Plan as may, in the judgment of the committee, be necessary or desirable to further the purpose of the Plan if such action will not jeopardize the qualified nature of the Plan.

        f. To the extent that federal laws (such as the Securities Exchange Act of 1934 or the Employment Retirement Income Security Act of 1974) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Minnesota and construed accordingly.

                                  CERTIFICATE

I hereby certify that the foregoing 1999 Stock Option Plan was duly adopted by the Board of Directors and shareholders of Analysts International Corporation.

----------------------   -------------------------------------
Date                     Thomas R. Mahler
                         SECRETARY

                       ANALYSTS INTERNATIONAL CORPORATION
                 PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby appoints F. W. Lang and
T. R. Mahler or either one of them with full power of substitution, as proxy or proxies, to vote all Common Shares of Analysts International Corporation of the undersigned at the Annual Meeting of Shareholders on October 27, 1999 and at all adjournments thereof, on the following matters:

1.   ELECTION OF DIRECTORS   / / FOR all nominees listed     / / WITHHOLD
                             below                           AUTHORITY
                             (except as marked to the        to vote for all
                             contrary                        nominees listed
                             below)                          below

  V. C. Benda, W. K. Drake, F. W. Lang, M. A. Loftus, E. M. Mahoney, and R. L.
                                     Prince

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. RATIFICATION OF THE
   APPOINTMENT OF DELOITTE &
   TOUCHE as independent auditors
   for the year ending June 30,
   2000.
                     / /  FOR                     / /  AGAINST                     / /  ABSTAIN

3. APPROVE THE 1999 STOCK OPTION
   PLAN
                     / /  FOR                     / /  AGAINST                     / /  ABSTAIN

4. In their discretion, upon such
   other matters as may properly
   come before the meeting or any
   adjournment thereof.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ABOVE MATTERS.

    Please complete, sign and mail this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.
                                              Dated ______________________, 1999
                                              __________________________________
                                                   Signature of Shareholder
                                              __________________________________
                                                   Signature of Shareholder

                                              (Please sign your name exactly as
                                              it appears hereon. In the case of
                                              stock held in joint tenancy, all
                                              joint tenants must sign.
                                              Fiduciaries should indicate title
                                              and authority.)